EXHIBIT 3.4

AMENDMENT NO. 1

TO THE BYLAWS

OF

GLOBALWISE INVESTMENTS, INC.

This Amendment No. 1 to the Bylaws of Globalwise Investments, Inc. (the “Corporation”) is dated as of February 27, 2012.

WHEREAS, Article 3.2 of the Bylaws currently provides that the authorized number of directors is two (2); and

WHEREAS, in the judgment of the Corporation’s board of directors (the “Board”), it is desirable and in the best interests of the Corporation to increase the authorized number of directors of the Corporation; and

WHEREAS, pursuant to Article 8.2 of the Bylaws, the Board may amend the Bylaws at any time, unless such amendment is specifically prohibited in the Corporation’s articles of incorporation or the Bylaws or relates to shareholder quorum or voting requirements; and

WHEREAS, the proposed amendment is not subject to any of the restrictions mentioned in the foregoing paragraph;

NOW, THEREFORE, the Bylaws are hereby amended as follows:

Article 3.2 of the Bylaws is hereby deleted and replaced in its entirety by the following:

“3.2 Number, Tenure and Qualification of Directors. The authorized number of directors shall be fixed from time to time by the board of directors, but shall be no fewer than three (3) and no greater than nine (9); provided, however, that if the corporation has fewer than two shareholders entitled to vote for the election of directors, the board of directors may consist of a number of individuals equal to or greater than the number of those shareholders. Each director shall hold office until the next annual meeting of shareholders or until the director’s earlier death, resignation, or removal. However, if his term expires, he shall continue to serve until his successor shall have been elected and qualified, or until there is a decrease in the number of directors. Directors do not need to be residents of Nevada or shareholders of the corporation.”

IN WITNESS WHEREOF, the undersigned has caused the foregoing instrument to be executed as of the day and the year first above written.

By:	/s/ William J. Santiago
William J. Santiago
President and Chief Executive Officer